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                                                                      EXHIBIT 20

Hechinger Company
1801 McCormick Drive
Largo, MD  20774
(301) 341-1000

FOR IMMEDIATE RELEASE

HECHINGER COMPANY SOLD TO LEONARD GREEN & PARTNERS, L.P.


LARGO, MARYLAND -- September 25, 1997 -- Hechinger Company (Nasdaq - NNM:
HECHA and HECHB) today announced that an investment partnership managed by Leonard Green & Partners, L.P. has completed the purchase of Hechinger Company.

As previously announced, the transaction will create the nation's third-largest home improvement chain by combining Hechinger Company with Kmart's Builders Square under the ownership of Leonard Green & Partners, L.P. Earlier today, stockholders of Hechinger approved the transaction, which will pay stockholders $2.375 per share when their shares are surrendered.

The new combined company will operate 279 home improvement stores, primarily in the Midwest, Southwest and East Coast.

Leonard Green & Partners, L.P. is a Los Angeles-based private merchant banking firm specializing in organizing, structuring and sponsoring management buyouts of established companies. Leonard Green & Partners, L.P. currently has in excess of $500 million of private equity capital under management.

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Contact:    Mark R. Adams
            Senior Vice President, General Counsel and Treasurer
            301-925-3007